Exhibit 107
Calculation of Filing Fee Table
Form S-8
(Form Type)
Voyager Technologies, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock issuable upon the exercise of outstanding stock options under the Registrant’s 2020 Incentive Plan (the “2020 Plan”)	457(h)	3,920,816 (2)	$13.87(3)	$54,381,717.92	0.00015310	$8,325.84
Equity	Class B common stock issuable upon the exercise of outstanding stock options outstanding under the 2020 Plan	457(h)	549,693 (4)	$15.17(5)	$8,338,842.81	0.00015310	$1,276.68
Equity	Class A common stock or Class B common stock reserved for future issuance under the Registrant’s 2025 Incentive Award Plan (the “2025 Plan”)	457(h)	5,419,327(6)	$62.51(7)	$338,762,130.77	0.00015310	$51,864.49
Equity	Class A common stock reserved for issuance under the Registrant’s 2025 Employee Stock Purchase Plan (the “2025 ESPP”)	457(h)	1,100,883(8)	$62.51(7)	$68,816,196.33	0.00015310	$10,535.76
Total Offering Amounts					$470,298,887.83		$72,002.77
Total Fee Offsets							N/A
Net Fee Due							$72,002.77
(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (“Registration Statement”) shall also cover any additional shares of Class A common stock or Class B common stock that become issuable under the above-named plans, by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without receipt of consideration that results in an increase to the number of outstanding shares of Class A common stock or Class B common stock, as applicable.
(2) Represents 3,920,816 shares of Class A common stock issuable upon the exercise of options outstanding under the 2020 Plan, with a weighted-average exercise price of $13.87.

(3) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based on $13.87 per share, which is the weighted-average exercise price of the outstanding stock options granted under the 2020 Plan being registered.
(4) Represents 549,693 shares of Class B common stock issuable upon exercise of stock options outstanding under the 2020 Plan, at a weighted average exercise price of $15.17 per share
(5) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based on $15.17 per share, which is the weighted-average exercise price of the outstanding stock options granted under the 2020 Plan being registered.
(6) Represents 5,419,327 shares of Class A common stock or Class B common stock (as determined by the plan administrator) reserved for issuance under the 2025 Plan, which number consists of (a) 4,403,533 shares initially available for issuance under the 2025 Plan, and (b) an additional 1,015,794 shares previously reserved but unissued under the 2020 Plan as of the effective date of the 2025 Plan that are now available for issuance under the 2025 Plan. The number of shares of Class A common stock or Class B common stock (as determined by the plan administrator) reserved for issuance under the 2025 Plan will automatically increase on January 1 of each calendar year from January 1, 2026 through (and including) January 1, 2035, by that number of shares equal to the lesser of (i) 5% of the shares of Class A common stock and Class B common stock outstanding on an as-converted basis on the last day of the immediately preceding fiscal year and (ii) such lesser amount as determined by the board of directors of the Registrant. In addition, to the extent that outstanding awards under the 2020 Plan expire, lapse or are terminated, exchanged for or settled in cash, surrendered, repurchased, cancelled without having been fully exercised or forfeited, or are delivered to the Registrant to satisfy the applicable exercise or purchase price of an award and/or any applicable tax withholding obligation with respect to the award, or are purchased on the open market by the Registrant with the cash proceeds from the exercise of options, such shares of Class A common stock or Class B common stock subject to such awards will be available for future issuance under the 2025 Plan. The shares authorized for issuance under the 2025 Plan will be in the form of Class A common stock or Class B common stock (as determined by the plan administrator). As a result, we have registered the maximum number of shares of Class A common stock that could be issued.
(7) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the average of the high and low prices of the Registrant’s shares of Class A common stock as reported on the New York Stock Exchange on June 11, 2025.
(8) Represents 1,100,883 shares of Class A common stock reserved for issuance under the 2025 ESPP. The number of shares of Class A common stock reserved for issuance under the Registrant’s 2025 ESPP will automatically increase on January 1 of each calendar year from January 1, 2026 through (and including) January 1, 2035, by that number of shares of Class A common stock equal to the lesser of (i) 1% of the outstanding shares of Class A common stock and Class B common stock outstanding on an as-converted basis on the last day of the immediately preceding fiscal year and (ii) such lesser amount as determined by the board of directors of the Registrant.